Exhibit 99.1

FOR IMMEDIATE RELEASE, CONTACT:
Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
or Erick A. Fernandez, CAO (954) 308-1341
Federated National Holding Company

FEDERATED NATIONAL HOLDING COMPANY
AUTHORIZES ADDITIONAL $10 MILLION SHARE REPURCHASE PROGRAM
AND ANNOUNCES WITHDRAWAL FROM AUTO BUSINESS

Sunrise, Florida, December 19, 2017 - Federated National Holding Company (the “Company”) (NASDAQ: FNHC), an insurance holding company, announced today that its Board of Directors has authorized an additional share repurchase program under which the Company may repurchase up to $10 million of its outstanding shares of common stock through December 31, 2018.  The Company may repurchase shares in open market transactions or under Rule 10b5-1 trading plans from time to time in its discretion, based on ongoing assessments of the Company’s capital needs, the market price of its common stock and general market conditions.  Together with the $2 million remaining balance from our previous stock repurchase authorization, the Company has available to it an aggregate of $12 million for future repurchases of our common stock that has been authorized.  The Company expects to fund the share repurchase programs from existing holding company liquidity or the proceeds of its announced private placement of notes.

The Company is also announcing that it has decided to undergo an orderly withdrawal from the private passenger automobile (“Auto”) line of business.  The Company will begin the appropriate steps to withdraw from the Auto business including seeking approval from the state regulatory authorities.  Due to the average policy term of the Auto business, we expect all business operations to materially cease no later than the fourth quarter of 2018, subject to regulatory filings and approvals.  Additionally, the Company anticipates total pre-tax exit costs to be approximately $1.0 million, which are expected to be recognized over the withdrawal period.

The Auto line of business represented $12.5 million or 4.8% of our net premiums earned in 2016 and $13.6 million or 5.7% of our net premiums earned for the nine months ended September 30, 2017.

These announcements are part of the Company’s continuing efforts to allocate resources and capital to maximize value for its shareholders.

Mr. Michael H. Braun, the Company’s Chief Executive Officer and President, said, “Our decision to withdraw from the Auto business allows us to focus resources and capital on new or existing business opportunities.  With the go-forward benefit of our August 1, 2017 rate increase for our Florida homeowners’ book, the Company is well-positioned to drive improved operating results in 2018.”

Share repurchases may be made by the Company from time to time in open market transactions at prevailing market prices or under one or more trading plans adopted to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company will carry out all such repurchase transactions in compliance with Rule 10b-18 under the Exchange Act.

About the Company

The Company is authorized to underwrite, and/or place through its wholly owned subsidiaries, homeowners’ multi-peril, personal automobile, commercial general liability, federal flood, and various other lines of insurance in Florida and various other states. The Company also serves as managing general agent for its joint venture, Monarch National Insurance Company. The Company markets and distributes its own and third-party insurers’ products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

•	Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
•	Descriptions of plans or objectives of management for the proposed use of offering proceeds, future operations or termination of certain operations, or insurance products or services;
•	Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
•	Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of the Monarch joint venture may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.